                                                                     EXHIBIT 2.5


                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                 )
                                       )
NATIONAL ENERGY GROUP, INC. and        )           CASE NO. 98-80258-HCA-11
BOOMER MARKETING CORPORATION,          )           (Jointly Administered)
                                       )           Chapter 11
      DEBTORS.                         )



                     ---------------------------------------

                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                     ---------------------------------------



                                             Patrick J. Neligan, Jr.
                                             State Bar No. 14866000
                                             Mark E. Andrews
                                             State Bar No. 01253520
                                             NELIGAN, ANDREWS, BRYSON &
                                             FOLEY, L.L.P.
                                             1717 Main Street, Suite 4050
                                             Dallas, Texas 75201

                                             COUNSEL FOR THE DEBTORS AND
                                             DEBTORS-IN-POSSESSION




Dated: March 14, 2000
       Dallas, Texas

                                TABLE OF CONTENTS

                                                                                     PAGE

ARTICLE 1     DEFINITIONS AND CONSTRUCTION OF TERMS ............................      1

ARTICLE 2     TREATMENT OF UNCLASSIFIED CLAIMS .................................      9
         2.1  Administrative Claims ............................................      9
              (a) Time for Filing Administrative Claims ........................      9
              (b) Time for Filing Fee Claims ...................................      9
              (c) Allowance of Administrative Claims ...........................      9
              (d) Payment of Allowed Administrative Claims .....................      9
              (e) Treatment of Priority Tax Claims .............................      9
              (f) Treatment of Involuntary Gap Claims ..........................     10
         2.2  Treatment of Statutory Fees Due the United States Trustee ........     10

ARTICLE 3     CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS ....................     10

ARTICLE 4     TREATMENT OF CLAIMS AND EQUITY INTERESTS .........................     11
         4.1  Class lA - Other Priority Claims .................................     11
         4.2  Class lB - BMC Other Priority Claims .............................     11
         4.3  Class 2 - Arnos Secured Claim ....................................     11
         4.4  Class 3 - Kauffman County Secured Claim ..........................     11
         4.5  Class 4 - Baker Atlas Secured Claim ..............................     12
         4.6  Class 5A - Other Secured Claims ..................................     12
         4.7  Class 5B - BMC Secured Claims ....................................     12
         4.8  Class 6 - Southerland Tort Claims ................................     13
         4.9  Class 7 - Buckles Class Action Claim .............................     13
         4.10 Class 8 - Milton Vaughn Claim ....................................     14
         4.11 Class 9 - Landry Claim ...........................................     14
         4.12 Class 10 - Bondholder Claims .....................................     15
         4.13 Class 11A - Trade Claims .........................................     16
         4.14 Class 11B - BMC Trade Claims .....................................     16
         4.15 Class 12 - Intercompany Claims ...................................     16
         4.16 Class 13 - Preferred Equity Interests ............................     16
         4.17 Class 14 - Common Equity Interests ...............................     17
         4.18 Class 15 - BMC Equity Interests ..................................     17

ARTICLE 5     SUBSTANTIVE CONSOLIDATION OF DEBTORS' ESTATES ....................     17
         5.1  Request for Substantive Consolidation ............................     17
         5.2  Effect of Substantive Consolidation ..............................     17

ARTICLE 6     ACCEPTANCE OR REJECTION OF PLAN ..................................     18
         6.1  Class Acceptance Requirement .....................................     18
         6.2  Cramdown .........................................................     18

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
ARTICLE 7      MEANS OF IMPLEMENTATION OF THE PLAN ........................     18
         7.1   Distributions ..............................................     18
         7.2   Exchange Agent .............................................     19
         7.3   Creditors' Trust ...........................................     19
         7.4   Revesting of Assets ........................................     19
         7.5   Discharge of Debtors .......................................     19
         7.6   Injunction .................................................     20
         7.7   Revocation of Plan .........................................     20
         7.8   Reorganized Debtor's Board of Directors ....................     20
         7.9   Reorganized Debtor's Executive Officers ....................     20
         7.10  Charter and Bylaws .........................................     21
         7.11  Amendment to Indenture for Bonds ...........................     21
         7.12  Bonds Not Discharged .......................................     21
         7.13  Purchase of Additional Common and/or Preferred Stock .......     21

ARTICLE 8      PROVISIONS GOVERNING DISTRIBUTION ..........................     21
         8.1   Distributions ..............................................     21
         8.2   Means of Cash Payment ......................................     21
         8.3   Delivery of Distributions ..................................     21
         8.4   Deadline for Claims for Undeliverable Distributions ........     22
         8.5   Time Bar to Cash Payments ..................................     22
         8.6   No Interest Unless Otherwise Provided ......................     22
         8.7   Prepayment .................................................     22
         8.8   Timing of Distributions ....................................     22
         8.9   No De Minimis Distributions ................................     22

ARTICLE 9      PROCEDURES FOR RESOLVING AND TREATING
               CONTESTED AND CONTINGENT CLAIMS ............................     22
         9.1   Objection Deadline .........................................     22
         9.2   Responsibility for Objecting to Claims .....................     23
         9.3   No Distribution Pending Allowance ..........................     23
         9.4   Distribution After Allowance ...............................     23

ARTICLE 10     EXECUTORY CONTRACTS AND UNEXPIRED LEASES ...................     23
         10.1  General Treatment; Assumed If Not Rejected .................     23
         10.2  Cure Payments and Release of Liability .....................     23
         10.3  Bar to Rejection Damages ...................................     23
         10.4  Rejection Claims ...........................................     24

ARTICLE 11     CONDITIONS PRECEDENT TO EFFECTIVENESS OF PLAN ..............     24
         11.1  Conditions to Effectiveness of Plan ........................     24

ARTICLE 12     CONSUMMATION OF THE PLAN ...................................     24
         12.1  Retention of Jurisdiction ..................................     24
         12.2  Abstention and Other Courts ................................     26

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
         12.3  Nonmaterial Modifications .......................................     26
         12.4  Material Modifications ..........................................     26

ARTICLE 13     MISCELLANEOUS PROVISIONS ........................................     26
         13.1  Limitation on Avoidance Actions .................................     26
         13.2  Setoffs .........................................................     26
         13.3  Compliance With All Applicable Laws .............................     27
         13.4  Limitation of Liability .........................................     27
         13.5  Binding Effect ..................................................     27
         13.6  Governing Law ...................................................     27
         13.7  Filing of Additional Documents ..................................     27
         13.8  Dissolution of Committee ........................................     27
         13.9  Exemption from Transfer Taxes ...................................     27
         13.10 Retiree Benefits ................................................     27
         13.11 Section 1125(e) of the Bankruptcy Code ..........................     28
         13.12 Notices .........................................................     28

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                 )
                                       )
NATIONAL ENERGY GROUP, INC. and        )           CASE NO. 98-80258-HCA-11
BOOMER MARKETING CORPORATION,          )           (Jointly Administered)
                                       )           Chapter 11
      DEBTORS.                         )



                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         National Energy Group, Inc. and Boomer Marketing Corporation, the Debtors and Debtors-in-Possession in the above-styled jointly administered cases, propose the following joint plan of reorganization under section 1121(a) of title 11 of the United States Code:

                                    ARTICLE 1

                      DEFINITIONS AND CONSTRUCTION OF TERMS

Definitions. As used in this Plan, the following terms have the respective meanings specified below:

         1.1 Administrative Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under sections 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

         1.2 Allowed, when used with respect to a Claim, means a Claim (a) to the extent it is not Contested or (b) a Contested Claim as to which a Final Order allowing such Claim has been entered by the Bankruptcy Court or another court of competent jurisdiction. "Allowed," when used with respect to an Equity Interest, means an Equity Interest, proof of which was timely and properly filed or, if no proof of interest was filed, which has been or hereafter is listed by the Debtors on their Schedules as liquidated in amount and not disputed or contingent and, in either case, as to which no objection to the allowance thereof has been interposed on or before the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court, or the Plan, or as to which any objection has been determined by a Final Order to the extent such objection is

DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE determined in favor of the respective holder. "Allowed," when used with respect to an Administrative Claim of a Professional, means an Administrative Claim approved by application to the Bankruptcy Court and entry of a Final Order approving such Administrative Claim.

         1.3 Arnos means Arnos Corp., a Nevada corporation.

         1.4 Arnos Bondholder Claim means any Bondholder Claim held by Arnos.

         1.5 Arnos Sale means the proposed sale of substantially all of NEG's assets to Arnos, which was approved by the Bankruptcy Court pursuant to an Order entered on___________, 1999.

         1.6 Arnos Secured Claim means the Secured Claim asserted against NEG held by Arnos, in the approximate amount of $_____________.

         1.7 Avoidance Action means any action arising in the Chapter 11 Cases for avoidance and recovery of obligations, transfers of property or interests in property pursuant to sections 544, 545, 547, 548, 550 and/or 551 of the Bankruptcy Code, subject to the limitation set forth in section 13.1 of the Plan.

         1.8 Baker Atlas means __________________________________.

         1.9 Baker Atlas Secured Claim means the Secured Claim asserted against NEG held by Baker Atlas.

         1.10 Ballot means the form distributed to each holder of an impaired Claim or Equity Interest on which is to be indicated acceptance or rejection of the Plan.

         1.11 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

         1.12 Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, having jurisdiction over the Chapter 11 Cases.

         1.13 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court of the Northern District of Texas.

         1.14 BMC means Boomer Marketing Corporation, a debtor and debtor-in-possession in the Chapter 11 Cases.

         1.15 BMC Equity Interest means any Equity Interest in BMC.

         1.16 BMC Other Priority Claim means any Claim asserted against
BMC (other than an Administrative Claim, a Priority Tax Claim, or an Involuntary Gap Claim) that is entitled to priority in right of payment pursuant to section 507 of the Bankruptcy Code.


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         1.17 BMC Secured Claim means any Secured Claim asserted against BMC.

         1.18 BMC Trade Claim means any Claim asserted against BMC other than an Administrative Claim, a Priority Tax Claim, an Involuntary Gap Claim, a BMC Secured Claim, and a BMC Other Priority Claim.

         1.19 Bonds means, collectively, the issued and outstanding (i) registered 10 3/4% Series B Notes in the aggregate principal amount of $100 million due 2006 that were issued by NEG in 1997 in exchange for the unregistered 10 3/4% Series A Notes due 2006, which were issued by NEG in November 1996 (together, the "Series A/B Notes"); (ii) unregistered 10 3/4% Series C Notes in the aggregate principal amount of $65.0 million due 2006 that were issued by NEG in August 1997 (the "Series C Notes"); and (iii) registered 10 3/4% Series D Notes due 2006 that were issued by NEG in December 1997 in exchange for substantially all of the Series A/B Notes and the Series C Notes, which are substantially identical to the Series A/B Notes and the Series C Notes. The Bonds bear interest at 10 3/4% per annum, payable semi-annually on May 1 and November 1. The Bonds mature November 1, 2006, but may be redeemed after November 1, 2001, at NEG's option.

         1.20 Bondholder means a holder of one or more Bond.

         1.21 Bondholder Claim means any Claim by the holder of Bonds.

         1.22 Buckles Class Action Claim means, collectively, any and all Claims by the plaintiffs in the litigation styled Buckles v. National Energy Group, Inc. commenced on or about September 5, 1997, in Canadian County, Oklahoma.

         1.23 Business Day means any day other than a Saturday, Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

         1.24 Cash means legal tender of the United States of America and equivalents thereof.

         1.25 Chanter 11 Cases means the Debtors' cases under Chapter 11 of the Bankruptcy Code.

         1.26 Claim means (a) a right to payment from one or both of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured (including potential and unmatured tort and contract claims), disputed, undisputed, legal, equitable, secured or unsecured or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from one or both of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured (including potential and unmatured tort and contract claims), disputed, undisputed, secured or unsecured.

         1.27 Class means a category of Claims or Equity Interests as set forth in Article 3 of the Plan.



DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         1.28 Collateral means any property or interest in property of the estates of the Debtors subject to a Lien or Security Interest to secure the payment or performance of a Claim, which Lien or Security Interest is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable nonbankruptcy law.

         1.29 Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

         1.30 Common Equity Interest means any Equity Interest in NEG (including, without limitation, any outstanding common stock in NEG) other than a Preferred Equity Interest.

         1.31 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

         1.32 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

         1.33 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         1.34 Contested, when used with respect to a Claim, means a Claim against the Debtors (i) that is listed in the Debtors' Schedules as disputed, contingent, or unliquidated; (ii) that is listed in the Debtors' Schedules as undisputed, liquidated, and not contingent and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim amount exceeds the scheduled amount; (iii) that is the subject of a pending action in a forum other than the Bankruptcy Court unless such Claim has been determined by Final Order in such other forum and Allowed by Final Order of the Bankruptcy Court; or (iv) as to which an objection has been or may be timely filed and has not been overruled by a Final Order. To the extent an objection relates to the allowance of only a part of a Claim, such Claim shall be a Contested Claim only to the extent of the objection.

         1.35 Creditors' Trust means that certain trust to be created as of the Effective Date pursuant to the Creditors' Trust Agreement to preserve and liquidate the Creditors' Trust Assets.

         1.36 Creditors' Trust Agreement means that certain trust instrument, in a form to be filed by the Committee not later than twenty (20) days before the Effective Date, pursuant to which the Creditors' Trust shall be created.

         1.37 Creditors' Trust Assets means all of the Debtors' and their Estates' right, title, and interest in and to the following assets: (i) the Transferred Causes of Action; (ii) the Lake Mongoulois Property; (iii) the Mustang Island Property, and (iv) Cash in the amount of $250,000.

         1.38 Creditors' Trustee means the trustee (or, collectively, the trustees) of the Creditors' Trust, in and only in such capacity. The initial Creditors' Trustee shall be


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         1.39 Debtors means, collectively, NEG and BMC.

         1.40 Debtors-in-Possession means the Debtors in their capacity as debtors-in-possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

         1.41 Deemed Collateral Value means, unless a Valuation Motion is timely filed, a value equal to the amount, as of the Petition Date, of the Allowed Claim it secures.

         1.42 Disallowed means, when used with respect to a Claim or Equity Interest, a Claim or Equity Interest that has been disallowed by Final Order.

         1.43 Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

         1.44 Effective Date means the first Business Day on which all of the conditions to the effectiveness of the Plan have been satisfied or waived as set forth herein.

         1.45 Equity Interest means any share of common stock or other instrument evidencing an ownership interest in either of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

         1.46 Escrowed Funds means those funds originally paid by Arnos into the registry of the Bankruptcy Court and into an escrow account at Bank One in connection with the Arnos Sale, together with all interest and income earned on such funds. The total amount of the Escrowed Funds is approximately $71 million.

         1.47 Estates means the Debtors' Chapter 11 bankruptcy estates.

         1.48 Exchange Agent means ____________ or such other individual or entity designated by the Debtors to serve as the Exchange Agent and approved by the Bankruptcy Court at the Confirmation Hearing.

         1.49 Fee Claim means an Administrative Claim by a Professional or any other party in interest under section 330 or 503 of the Bankruptcy Code for compensation or reimbursement in the Chapter 11 Cases.

         1.50 Final Order means an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which order or judgment the time to appeal or seek rehearing or petition for certiorari shall have expired or which order or judgment shall no longer be subject to appeal, rehearing, or certiorari proceeding and with respect to which no appeal, motion for rehearing, or certiorari proceeding or stay shall then be pending.



DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         1.51 Initial Distribution Date, when used with respect to a particular Claim, means the later of (i) the thirtieth day after the Effective Date or
(b) the date as soon as practicable, but within thirty days, after the date on which a Contested Claim becomes an Allowed Claim.

         1.52 Intercompany Claim means any Claim by either of the Debtors against the other Debtor.

         1.53 Involuntary Gap Claim means any Claim entitled to priority in payment under section 507(a)(2) of the Bankruptcy Code.

         1.54 Kauffman County Secured Claim means the Secured Claim asserted against NEG held by Kauffman County, Texas.

         1.55 Lake Mongoulois Property means NEG's 50% working interest in the Lake Mongoulois Field in St. Martin Parish, Louisiana, which working interest NEG acquired from EEX Corporation in February 1998. The Lake Mongoulois Property includes all environmental and plugging and abandonment liabilities associated with NEG's working interest.

         1.56 Landry Claim means, collectively, any and all Claims by the plaintiffs in the litigation styled Landry and Dupree v. Exxon, Panaco, National Energy Group, Inc., et al. commenced on or about August 21, 1998, in Iberville Parish, Louisiana.

         1.57 Lien shall have the meaning set forth in section 101 of the Bankruptcy Code.

         1.58 Milton Vaughn Claim means, collectively, any and all Claims by the plaintiffs in the litigation styled Milton Vaughn v. National Energy Group, Inc., commenced on or about February 10, 1998, in Iberville Parish, Louisiana.

         1.59 Mustang Island Property means NEG's various interests in leases, wells, and equipment in the Mustang Island area in Nueces County, Texas, which interests NEG acquired between 1994 and 1998 from LLOG, Petrotex Engineering, UMC Petroleum, Germany Oil, and the State of Texas. The Mustang Island Property includes all environmental and plugging and abandonment liabilities associated with NEG's interests.

         1.60 Non-Arnos Bondholder Claim means any Bondholder Claim other than an Arnos Bondholder Claim held by Arnos.

         1.61 NEG means National Energy Group, Inc., a debtor and debtor-in-possession in the Chapter 11 Cases.

         1.62 Non-Arnos Bondholder Recovery Percentage means 52.5% of the aggregate principal amount of the Non-Arnos Bondholder Claims or such other amount that the Bankruptcy Court determines at the Confirmation Hearing to be equal to (a) the recovery that the holders of Non-Arnos Bondholder Claims would have received on account of their Bondholder Claims under Chapter 7 of the Bankruptcy Code if the Arnos Sale were consummated, without taking into account the


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE liquidation proceeds of the Creditors' Trust Assets, plus (b) $1.75 million.

         1.63 Other Priority Claim means any Claim asserted against NEG (other than an Administrative Claim, a Priority Tax Claim, or an Involuntary Gap Claim) that is entitled to priority in right of payment pursuant to section 507 of the Bankruptcy Code.

         1.64 Other Secured Claim means any Secured Claim asserted against NEG other than the Arnos Secured Claim, the Kauffman County Secured Claim, and the Baker Atlas Secured Claim.

         1.65 Petition Date means December 4, 1998.

         1.66 Person means any individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, government, or any political subdivision thereof or other entity.

         1.67 Plan means this Chapter 11 joint plan of reorganization dated March 14, 2000, including all exhibits, supplements, appendices and schedules hereto, either in the present form thereof or as the same may be altered, amended, or modified from time to time.

         1.68 Preferred Equity Interest means any issued and outstanding share of NEG's Series B, Series C, Series D, and Series E Convertible Preferred Stock.

         1.69 Priority Tax Claim means any Claim asserted against NEG or BMC by a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         1.70 Professional means any Person (a) retained by the Debtors or the Committee pursuant to an order of the Bankruptcy Court in accordance with sections 327 and 1103 of the Bankruptcy Code or (b) who seeks compensation or reimbursement pursuant to sections 503(b)(3), 503(b)(4), 503(b)(5), or 506(b) of the Bankruptcy Code.

         1.71 Relief Date means February 11, 1999, the date on which the Bankruptcy Court entered the order for relief for NEG.

         1.72 Reorganized Debtor means, collectively, NEG and BMC from and after the Effective Date.

         1.73 Schedules means the schedules of assets and liabilities, the list of holders of Equity Interests, and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

         1.74 Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of Claim as being secured by a Lien or Security Interest (whether consensual or otherwise), to the extent it is secured by a valid, unavoidable Lien or Security Interest in Collateral, to the extent of the value of the Estates' interest in such Collateral, as determined in accordance with section 506(a) of


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE the Bankruptcy Code and taking into account any other Secured Claims with respect to such Collateral not inferior in priority to such Secured Claim or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

         1.75 Secured Tax Claim means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

         1.76 Security Interest has the meaning set forth in section 101 of the Bankruptcy Code.

         1.77 Southerland Tort Claim means, collectively, any and all Claims by the plaintiffs in the litigation styled Southerland v. National Energy Group, Inc., commenced on or about January 16, 1998, in Harrison County, Texas.

         1.78 Trade Claim means any Claim asserted against NEG other than an Administrative Claim, a Priority Tax Claim, an Involuntary Gap Claim, an Other Priority Claim, the Arnos Secured Claim, the Kauffman County Secured Claim, the Baker Atlas Secured Claim, an Other Secured Claim, a Southerland Tort Claim, the Buckles Class Action Claim, the Milton Vaughn Claim, the Landry Claim, a Bondholder Claim, and an Intercompany Claim.

         1.79 Transferred Causes of Action means all of the Debtors' or the Estates' right, title, and interest in and to the following causes of action:
(i) all Avoidance Actions; and (ii) all causes of action held by the Debtors as of the Petition Date and which are unrelated to the operating assets retained by the Reorganized Debtor pursuant to the Plan.

         1.80 Valuation Motion means a motion filed by the Debtors, Arnos, the Committee, or the holder of a Secured Claim seeking to obtain a determination by the Bankruptcy Court of the value of Collateral.

Interpretation: Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter. Unless otherwise specified, all section, article, schedule, or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.



DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                    ARTICLE 2

                        TREATMENT OF UNCLASSIFIED CLAIMS

         2.1 ADMINISTRATIVE CLAIMS. All Administrative Claims shall be treated as follows:

                  (a) TIME FOR FILING ADMINISTRATIVE CLAIMS. The holder of any Administrative Claim, other than (i) a Fee Claim, (ii) a liability incurred and paid in the ordinary course of business by the Debtors, or (iii) an Allowed Administrative Claim, must file with the Bankruptcy Court, and serve on the Debtors and their counsel, notice of such Administrative Claim within thirty
(30) days after the Effective Date. Such notice must include at a minimum (i) the Debtor(s) that are liable for the Claim, (ii) the name of the holder of the Claim, (iii) the amount of the Claim, and (iv) the basis of the Claim. Failure to file timely and properly the notice required under this section 2.1(a) of the Plan shall result in the Administrative Claim being forever barred and discharged.

                  (b) TIME FOR FILING FEE CLAIMS. Each Professional who holds, or asserts, an Administrative Claim that is a Fee Claim for compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date shall be required to file with the Bankruptcy Court and serve on all parties required to receive such notice, a Fee Application within sixty (60) days of the Effective Date. Failure to file timely a Fee Application as required under this section 2.1(b) of the Plan shall result in the Fee Claim being forever barred and discharged.

                  (c) ALLOWANCE OF ADMINISTRATIVE CLAIMS. An Administrative Claim with respect to which notice has been properly filed pursuant to section 2.1(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days after its filing and service. If an objection is filed within such thirty (30) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed pursuant to section 2.1(b) of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by Final Order of the Bankruptcy Court.

                  (d) PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS. Each holder of an Allowed Administrative Claim shall receive the amount of such holder's Allowed Administrative Claim in Cash on or before the Initial Distribution Date, or shall receive such other treatment as agreed upon in writing by the Debtors and such holder; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business by the Debtors may be paid in the ordinary course of business by the Debtors; and provided, further, that the payment of an Allowed Administrative Claim representing a right to payment under sections 365(b)(l)(A) and 365(b)(1)(B) of the Bankruptcy Code may be made in one or more Cash payments over a period of eighteen (18) months or such other period as is determined to be appropriate by the Bankruptcy Court.

                  (e) TREATMENT OF PRIORITY TAX CLAIMS. Each holder of an Allowed Priority Tax Claim shall receive, at the option of the Reorganized Debtor (i) the full amount of such holder's Allowed Claim in one Cash payment on or before the Initial Distribution Date; (ii) the amount of


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE such holder's Allowed Claim, with interest accruing after the Confirmation Date thereon, in equal quarterly Cash payments of principal and interest at 7% per annum commencing on July 1, 2000 and continuing so that the entire Allowed Priority Tax Claim is satisfied in full on or prior to the sixth (6th) anniversary of the date of assessment of such Claim; or (iii) such other treatment as may be agreed upon in writing by the Reorganized Debtor and such holder.

                  (f) TREATMENT OF INVOLUNTARY GAP CLAIMS. Each holder of an Allowed Involuntary Gap Claim shall receive the full amount of such Allowed Involuntary Gap Claim in one Cash payment on or before the Initial Distribution Date.

         2.2 TREATMENT OF STATUTORY FEES DUE THE UNITED STATES TRUSTEE. Pursuant to 28 U.S.C. Section 1930(a)(6), the statutory fees of the United States Trustee shall be paid in Cash as such fees become due and payable.

                                    ARTICLE 3

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         3.1 Claims (other than Administrative Claims, Priority Tax Claims, and Involuntary Gap Claims) and Equity Interests are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:


               -----------------------------------------------------
                              CLASS                          STATUS
               -----------------------------------------------------
               Class lA - Other Priority Claims             Impaired
               -----------------------------------------------------
               Class lB - BMC Other Priority Claims         Impaired
               -----------------------------------------------------
               Class 2 - Arnos Secured Claim                Impaired
               -----------------------------------------------------
               Class 3 - Kauffman County Secured Claim      Impaired
               -----------------------------------------------------
               Class 4 - Baker Atlas Secured Claim          Impaired
               -----------------------------------------------------
               Class 5A - Other Secured Claims              Impaired
               -----------------------------------------------------
               Class 5B - BMC Secured Claims                Impaired
               -----------------------------------------------------
               Class 6 - Southerland Tort Claims            Impaired
               -----------------------------------------------------
               Class 7 - Buckles Class Action Claim         Impaired
               -----------------------------------------------------
               Class 8 - Milton Vaughn Claim                Impaired
               -----------------------------------------------------
               Class 9 - Landry Claim                       Impaired
               -----------------------------------------------------
               Class 10 - Bondholder Claims                 Impaired
               -----------------------------------------------------
               Class 11A - Trade Claims                     Impaired
               -----------------------------------------------------
               Class 11B - BMC Trade Claims                 Impaired
               -----------------------------------------------------
               Class 12 - Intercompany Claims               Impaired
               -----------------------------------------------------
               Class 13 - Preferred Equity Interests        Impaired
               -----------------------------------------------------
               Class 14 - Common Equity Interests           Impaired
               -----------------------------------------------------
               Class 15 - BMC Equity Interests              Impaired
               -----------------------------------------------------


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                    ARTICLE 4

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

         4.1 CLASS 1A -- OTHER PRIORITY CLAIMS

                  (a) Impairment and Voting. Class lA is impaired by the Plan. Each holder of an Allowed Other Priority Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. Each holder of an Allowed Other Priority Claim shall receive (i) the amount of such holder's Allowed Claim in one Cash payment on or as soon as practicable after the Initial Distribution Date or (ii) such other treatment as may be agreed upon in writing by the Reorganized Debtor and the holder of such Claim.

         4.2 CLASS 1B -- BMC OTHER PRIORITY CLAIMS

                  (a) Impairment and Voting. Class lB is impaired by the Plan. Each holder of an Allowed BMC Other Priority Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. Each holder of an Allowed BMC Other Priority Claim shall receive (i) the amount of such holder's Allowed Claim in one Cash payment on or as soon as practicable after the Initial Distribution Date or (ii) such other treatment as may be agreed upon in writing by the Reorganized Debtor and the holder of such Claim.

         4.3 CLASS 2 -- ARNOS SECURED CLAIM

                  (a) Impairment and Voting. Class 2 is impaired by the Plan. The holder of the Arnos Secured Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The indebtedness giving rise to the Allowed Arnos Secured Claim shall remain in place, and Arnos shall receive, on account of the Allowed Arnos Secured Claim, such payments as shall be agreed to in writing by the Reorganized Debtor and Arnos. As security for such payments, Arnos shall retain all rights provided in all documents creating, evidencing, or securing the Allowed Arnos Secured Claim.

         4.4 CLASS 3 -- KAUFFMAN COUNTY SECURED CLAIM

                  (a) Impairment and Voting. Class 3 is impaired by the Plan. The holder of the Kauffman County Secured Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The holder of the Allowed Kauffman County Secured Claim shall receive four (4) equal quarterly payments of Cash, beginning on the Initial Distribution Date. The amount of such payments shall be calculated to provide full satisfaction of the Allowed Kauffman


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

County Secured Claim plus accrued interest thereon, from and after the Effective Date, at the rate provided for civil judgments pursuant to 28 U.S.C. Section 1961.

         4.5 CLASS 4 -- BAKER ATLAS SECURED CLAIM

                  (a) Impairment and Voting. Class 4 is impaired by the Plan. The holder of the Baker Atlas Secured Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The holder of the Allowed Baker Atlas Secured Claim shall receive Cash in the full amount of the Allowed Baker Atlas Secured Claim on the later of (i) the Effective Date and (ii) ten (10) days after the date that the Claim is Allowed.

         4.6 CLASS 5A -- OTHER SECURED CLAIMS.

                  (a) Impairment and Voting. Class 5A is impaired by the Plan. The holders of the Other Secured Claims are entitled to vote to accept or reject the Plan.

                  (b) Treatment. Each holder of an Other Secured Claim shall be placed within a separate subclass of this Class 5A. Accordingly, each such Class 5A Claim shall, for purposes of accepting or rejecting the Plan and for receiving distributions under the Plan, be treated as though in a separate Class. Each holder of an Allowed Class 5A Claim secured by a Lien on Collateral shall have, or be deemed to have, an Allowed Other Secured Claim to the extent of the value of its Collateral as determined by the Bankruptcy Court or, if no Valuation Motion is filed within thirty (30) days after the Confirmation Hearing, an Allowed Other Secured Claim equivalent to the Deemed Collateral Value. The holder of each Allowed Other Secured Claim shall receive, on or before the Initial Distribution Date, (i) return of such party's Collateral in full satisfaction of such Other Secured Claim; (ii) payment in Cash in an amount equivalent to the lesser of (A) the value of such party's Collateral or (B) the full amount of the Other Secured Claim; (iii) treatment of such Other Secured Claim in accordance with sections 1124(2) or 1129(b)(2) of the Bankruptcy Code;
(iv) return of a portion of such party's Collateral and deferred Cash payments totaling the remaining value of such party's Collateral retained by the Debtors; or (v) such other treatment as may be agreed to in writing by such Secured Creditor and the Reorganized Debtor. If, as the result of any Valuation Motion, it is determined that any Allowed Class 5A Claim exceeds the value of such party's Collateral securing such Claim, any such excess (exclusive of postpetition interest, fees or other charges that such Secured Creditor could otherwise assert) shall constitute a Claim and be treated in Class 1lA (Trade Claims) for purposes of the Plan.

         4.7 CLASS 5B -- BMC SECURED CLAIMS

                  (a) Impairment and Voting. Class SB is impaired by the Plan. The holders of the BMC Secured Claims are entitled to vote to accept or reject the Plan.

                  (b) Treatment. Each holder of a BMC Secured Claim shall be placed within a separate subclass of this Class 5B. Accordingly, each such Class 5B Claim shall for purposes of accepting or rejecting the Plan and for receiving distributions under the Plan, be treated as though


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE in a separate Class; Each holder of an Allowed Class 5B Claim secured by a Lien on Collateral shall have, or be deemed to have, an Allowed BMC Secured Claim to the extent of the value of its Collateral as determined by the Bankruptcy Court or, if no Valuation Motion is filed within thirty (30) days after the Confirmation Hearing, an Allowed BMC Secured Claim equivalent to the Deemed Collateral Value. The holder of each Allowed BMC Secured Claim shall receive, on or before the Initial Distribution Date, (i) return of such party's Collateral in full satisfaction of such BMC Secured Claim; (ii) payment in Cash in an amount equivalent to the lesser of (A) the value of such party's Collateral or
(B) the full amount of the BMC Secured Claim; (iii) treatment of such BMC Secured Claim in accordance with sections 1124(2) or 1129(b)(2) of the Bankruptcy Code; (iv) return of a portion of such party's Collateral and deferred Cash payments totaling the remaining value of such party's Collateral retained by the Debtors; or (v) such other treatment as may be agreed to in writing by such Secured Creditor and the Reorganized Debtor. If, as the result of any Valuation Motion, it is determined that any Allowed Class 5B Claim exceeds the value of such party's Collateral securing such Claim, any such excess (exclusive of postpetition interest, fees or other charges that such Secured Creditor could otherwise assert) shall constitute a Claim and be treated in Class 1lB (BMC Trade Claims) for purposes of the Plan.

         4.8 CLASS 6 -- SOUTHERLAND TORT CLAIMS

                  (a) Impairment and Voting. Class 6 is impaired by the Plan. Each holder of an Allowed Southerland Tort Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The Allowed Southerland Tort Claims shall be treated as follows:

                           (i) If Class 6 accepts the Plan as provided by
section 1126(c) of the Bankruptcy Code, (A) the holders of the Allowed Southerland Tort Claims shall receive, in the aggregate, the sum of $10,000 in Cash on or before the Initial Distribution Date and (B) nothing in the Plan shall prejudice the right of any holder of an Allowed Southerland Tort Claim to seek recovery under any insurance policy maintained by the Debtors as of the Petition Date.

                           (ii) If Class 6 does not accept the Plan as provided
by section 1126(c) of the Bankruptcy Code, each holder of an Allowed Southerland Tort Claim shall receive, within thirty (30) days after such Claim becomes an Allowed Claim, Cash equal to 56.5% of its Allowed Southerland Tort Claim.

         4.9 CLASS 7 -- BUCKLES CLASS ACTION CLAIM

                  (a) Impairment and Voting. Class 7 is impaired by the Plan. The holder of the Allowed Buckles Class Action Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The Allowed Buckles Class Action Claim shall be treated as follows:

                           (i) If Class 7 accepts the Plan as provided by
section 1126(c) of the Bankruptcy Code, the holder of the Allowed Buckles Class Action Claim shall receive the sum of


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

$10,000 in Cash on or before the Initial Distribution Date.

                           (ii) If Class 7 does not accept the Plan as provided
by section 1126(c) of the Bankruptcy Code, the holder of the Allowed Buckles Class Action Claim shall receive, within thirty (30) days after such Claim becomes an Allowed Claim, Cash equal to 56.5% of its Allowed Buckles Class Action Claim.

         4.10 CLASS 8 -- MILTON VAUGHN CLAIM

                  (a) Impairment and Voting. Class 8 is impaired by the Plan. The holder of the Allowed Milton Vaughn Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The Allowed Milton Vaughn Claim shall be treated as follows:

                           (i) If Class 8 accepts the Plan as provided by
section 1126(c) of the Bankruptcy Code, (A) the holder of the Allowed Milton Vaughn Claim shall receive the sum of $1,000 in Cash on or before the Initial Distribution Date and (B) nothing in the Plan shall prejudice the right of any holder of an Allowed Milton Vaughn Claim to seek recovery under any insurance policy maintained by the Debtors as of the Petition Date.

                           (ii) If Class 8 does not accept the Plan as provided
by section 1126(c) of the Bankruptcy Code, the holder of the Allowed Milton Vaughn Claim shall receive, within thirty (30) days after such Claim becomes an Allowed Claim, Cash equal to 56.5% of its Allowed Milton Vaughn Claim.

         4.11 CLASS 9 -- LANDRY CLAIM

                  (a) Impairment and Voting. Class 9 is impaired by the Plan. The holder of the Allowed Landry Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The Allowed Landry Claim shall be treated as follows:

                           (i) If Class 9 accepts the Plan as provided by
section 1126(c) of the Bankruptcy Code, (A) the holder of the Allowed Landry Claim shall receive the sum of $1,000 in Cash on or before the Initial Distribution Date and (B) nothing in the Plan shall prejudice the right of the holder of the Allowed Landry Claim to seek recovery under any insurance policy maintained by the Debtors as of the Petition Date.

                           (ii) If Class 9 does not accept the Plan as provided
by section 1126(c) of the Bankruptcy Code, the holder of the Allowed Landry Claim shall receive, within thirty (30) days after such Claim becomes an Allowed Claim, Cash equal to 56.5% of its Allowed Landry Claim.



DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         4.12 CLASS 10 -- BONDHOLDER CLAIMS

                  (a) Impairment and Voting. Class 10 is impaired by the Plan. Each holder of an Allowed Bondholder Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. Arnos will acquire all of the Bonds pursuant to the Plan. To effectuate Arnos' acquisition of the Bonds, Allowed Bondholder Claims shall be treated as follows:

                           (i) If Class 10 accepts the Plan, each holder of an
Allowed Non-Arnos Bondholder Claim will receive a Cash payment from Arnos through the Exchange Agent in an amount equal to 56.5% of the principal amount of such Creditor's Bondholder Claim. In consideration for such payment, each holder of a Non-Arnos Bondholder Claim shall be deemed to have transferred its Bondholder Claim to Arnos as of the Effective Date. The holder of a Non-Arnos Bondholder Claim shall receive its Cash distribution as soon as practicable after the holder delivers the Bonds to the Exchange Agent in transferable form for delivery to Arnos. To the extent that the holder of an Allowed Non-Arnos Bondholder Claim has not delivered its Bonds to the Exchange Agent within 120 days following the Effective Date, (i) the Bonds shall be deemed lost, (ii) the Exchange Agent shall deliver to the record holder of such Bonds Cash equal to 56.5% of the principal amount of that holder's Bonds, (iii) the Indenture Trustee shall reflect the transfer of the Bonds to Arnos in the applicable Register, and (iv) the Indenture Trustee shall issue to Arnos replacement Bonds in transferable form in the amount of such holder's Bonds. Arnos shall retain its Bonds and receive no distribution under the Plan on account of its Arnos Bondholder Claim.

                           (ii) If Class 10 does not accept the Plan, the
Debtors will ask the Bankruptcy Court to confirm the Plan pursuant to the "cram down" provisions of section 1129(b) of the Bankruptcy Code. In that event, the Debtors will ask the Bankruptcy Court to approve whichever of the following alternative treatments that the Bankruptcy Court determines satisfies the requirements of section 1129(b) of the Bankruptcy Code and is in the better interests of the holders of Non-Arnos Bondholder Claims:

                                  (A) Alternative A: Each holder of an Allowed
Non-Arnos Bondholder Claim will receive a Cash payment from Arnos through the Exchange Agent in an amount equal to 56.5% of the principal amount of such Creditor's Bondholder Claim. In consideration for such payment, each holder of a Non-Arnos Bondholder Claim shall be deemed to have transferred its Bondholder Claim to Arnos as of the Effective Date. The holder of a Non-Arnos Bondholder Claim shall receive its Cash distribution as soon as practicable after the holder delivers the Bonds to the Exchange Agent in transferable form for delivery to Arnos. To the extent that the holder of an Allowed Non-Arnos Bondholder Claim has not delivered its Bonds to the Exchange Agent within 120 days following the Effective Date, (i) the Bonds shall be deemed lost, (ii) the Exchange Agent shall deliver to the record holder of such Bonds Cash equal to 56.5% of the principal amount of that holder's Bonds, (iii) the Indenture Trustee shall reflect the transfer of the Bonds to Arnos in the applicable Register, and (iv) the Indenture Trustee shall issue to Arnos replacement Bonds in transferable form in the amount of such holder's Bonds. Arnos shall retain its Bonds and receive no distribution under the Plan on account of its Arnos Bondholder Claim.

DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                  (B) Alternative B: Each holder of a Non-Arnos
Bondholder Claim shall receive (i) a Cash payment from Arnos through the Exchange Agent equal to the Non-Arnos Bondholder Recovery Percentage of the principal amount of such Creditor's Bondholder Claim and (ii) a beneficial interest in the Creditors' Trust equal to the percentage that such Creditor's Allowed Non-Arnos Bondholder Claim bears to the total of all Allowed Non-Arnos Bondholder Claims. In consideration for the foregoing, each holder of an Allowed Non-Arnos Bondholder Claim shall be deemed to have transferred its Bondholder Claim to Arnos as of the Effective Date. The holder of a Non-Arnos Bondholder Claim shall receive its Cash distribution as soon as practicable after the holder delivers the Bonds to the Exchange Agent in transferable form for delivery to Arnos. To the extent that the holder of an Allowed Non-Arnos Bondholder Claim has not delivered its Bonds to the Exchange Agent within 120 days following the Effective Date, (i) the Bonds shall be deemed lost, (ii) the Exchange Agent shall deliver to the record holder of such Bonds Cash equal to the Non-Arnos Bondholder Recovery Percentage of the principal amount of the holder's Bonds, (iii) the Indenture Trustee shall reflect the transfer of the Bonds to Arnos in the applicable Register, and (iv) the Indenture Trustee shall issue to Arnos replacement Bonds in transferable form in the amount of such holder's Bonds. Arnos shall retain its Bonds and receive no distribution under the Plan on account of its Arnos Bondholder Claim.

         4.13 CLASS 11A -- TRADE CLAIMS

                  (a) Impairment and Voting. Class 1lA is impaired by the Plan. Each holder of an Allowed Trade Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. Each holder of a Trade Claim shall receive, on or before the Initial Distribution Date, Cash equal to seventy-five percent (75%) of the amount of such Allowed Trade Claim.

         4.14 CLASS 11B -- BMC TRADE CLAIMS

                  (a) Impairment and Voting. Class 1lB is impaired by the Plan. Each holder of an Allowed BMC Trade Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. Each holder of an Allowed BMC Trade Claim shall receive, on or before the Initial Distribution Date, Cash equal to seventy-five percent (75%) of the amount of such Allowed BMC Trade Claim.

         4.15 CLASS 12 -- INTERCOMPANY CLAIMS

                  (a) Impairment and Voting. Class 12 is impaired by the Plan. Each holder of an Allowed Intercompany Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. All Intercompany Claims shall be disallowed and shall not receive any distribution under the Plan.


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         4.16 CLASS 13 -- PREFERRED EQUITY INTERESTS

                  (a) Impairment and Voting. Class 13 is impaired by the Plan. Each holder of an Allowed Preferred Equity Interest is deemed to have rejected the Plan.

                  (b) Treatment. Each holder of an Allowed Preferred Equity Interest shall retain such interest; provided, however, that as partial consideration for the capitalization of the Reorganized Debtor by Arnos, Preferred Equity Interests may, at the option of Arnos, be deemed canceled and reissued to holders of Preferred Equity Interests in a form to be determined by Arnos.

         4.17 CLASS 14 -- COMMON EQUITY INTERESTS


                  (a) Impairment and Voting. Class 14 is impaired by the Plan. Each holder of an Allowed Common Equity Interest is deemed to have rejected the Plan.

                  (b) Treatment. Each holder of an Allowed Common Equity Interest shall retain such interest; provided, however, that as partial consideration for the capitalization of the Reorganized Debtor by Arnos, Common Equity Interests may, at the option of Arnos, be deemed canceled and reissued to holders of Common Equity Interests in a form to be determined by Arnos. In addition, the Reorganized Debtor may, at its discretion, effectuate a 7 for 1 reverse stock split of the Common Equity Interests as of the Effective Date.

         4.18 CLASS 15 -- BMC EQUITY INTERESTS

                  (a) Impairment and Voting. Class 15 is impaired by the Plan. Each holder of an Allowed BMC Equity Interest is deemed to have rejected the Plan.

                  (b) Treatment. As set forth below, the Plan provides for the substantive consolidation of NEG and BMC. Accordingly, all of the BMC Equity Interests, which are held by NEG, will be canceled as of the Effective Date, and the holder of the BMC Equity Interests will not receive a distribution on account of such Equity Interests.

                                    ARTICLE 5

                  SUBSTANTIVE CONSOLIDATION OF DEBTORS' ESTATES

         5.1 REQUEST FOR SUBSTANTIVE CONSOLIDATION. This Plan constitutes a motion for substantive consolidation of the liabilities and properties of the Debtors. Confirmation of the Plan shall constitute approval of the motion by the Bankruptcy Court, and the Confirmation Order shall contain findings supporting, and conclusions providing for, substantive consolidation of the Debtors' Estates.

         5.2 EFFECT OF SUBSTANTIVE CONSOLIDATION. As a result of the substantive consolidation of the liabilities and properties of the Debtors, (a) the Chapter 11 Cases shall be consolidated into the case of NEG as a single consolidated case; (b) all property of the Estate of each Debtor shall be deemed to be the property of the consolidated Estates; (c) all Claims against each Estate shall be


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE deemed to be Claims against the consolidated Estates, any proof of claim filed against one of the Debtors shall be deemed to be a single Claim filed against the consolidated Estates, and all duplicate proofs of claim for the same Claim filed against more than one Debtor shall be deemed expunged; (d) all Intercompany Claims shall be eliminated, and no distributions under this Plan shall be made on account of Intercompany Claims; (e) all guarantees by one Debtor in favor of the other Debtor shall be eliminated, and no distributions under the Plan shall be made on account of Claims based upon such guarantees; and (f) for purposes of determining the availability of the right of setoff under section 553 of the Bankruptcy Code, the Debtors shall be treated as one consolidated entity so that, subject to the other provisions of section 553, debts due to one of the Debtors may be set off against the debts of the other Debtor. Substantive consolidation shall not merge or otherwise affect the separate legal existence of each Debtor, other than with respect to distribution rights under this Plan; substantive consolidation shall have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of substantive consolidation and liens against Collateral that are extinguished by virtue of substantive consolidation; and substantive consolidation shall not have the effect of creating a Claim in a class different from the class in which a Claim would have been placed in the absence of substantive consolidation.

                                    ARTICLE 6

                         ACCEPTANCE OR REJECTION OF PLAN

         6.1 CLASS ACCEPTANCE REQUIREMENT. A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan.

         6.2 CRAMDOWN. This section shall constitute the Debtors' request, pursuant to section 1129(b)(1), that the Bankruptcy Court confirm the Plan notwithstanding the fact that the requirements of section 1129(a)(8) may not be met.

                                    ARTICLE 7

                       MEANS OF IMPLEMENTATION OF THE PLAN

         7.1 DISTRIBUTIONS. Distributions under the Plan shall be made as follows:

                  (a) ALLOWED CLAIMS, OTHER THAN BONDHOLDER CLAIMS. The Reorganized Debtor shall make all distributions from Cash on hand to holders of Allowed Claims, other than the distributions to be made to holders of Allowed Non-Arnos Bondholder Claims.

                  (b) ALLOWED BONDHOLDER CLAIMS. Distributions to holders of Allowed. Bondholder Claims will be made as follows:

                           (i) ACCEPTANCE BY CLASS 10. If Class 10 accepts the
Plan, within five (5) business days after the Effective Date, a portion of the Escrowed Funds equal to-56.5% of the aggregate principal amount of the Non-Arnos Bondholder Claims shall be delivered by Arnos to the


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Exchange Agent for distribution to holders of Allowed Non-Arnos Bondholder Claims in accordance with Article 4.12(b)(i) of the Plan. The remainder of the Escrowed Funds shall be retained by Arnos.

                           (ii) NON-ACCEPTANCE BY CLASS 10.

                                  (A) If Class 10 does not accept the Plan and
the Bankruptcy Court confirms the Plan in accordance with Article 4.12(b)(ii)(A) hereof, within five (5) business days after the Effective Date, a portion of the Escrowed Funds equal to 56.5% of the aggregate principal amount of the Non-Arnos Bondholder Claims shall be delivered by Arnos to the Exchange Agent for distribution to holders of Allowed Non-Arnos Bondholder Claims in accordance with Article 4.12(b)(ii)(A) of the Plan. The remainder of the Escrowed Funds shall be retained by Arnos.

                                  (B) If Class 10 does not accept the Plan and
the Bankruptcy Court confirms the Plan in accordance with Article 4.12(b)(ii)(B) hereof, within five (5) business days after the Effective Date, (i) a portion of the Escrowed Funds equal to the Non-Arnos Bondholder Recovery Percentage of the aggregate principal amount of the Non-Arnos Bondholder Claims shall be delivered by Arnos to the Exchange Agent for distribution to holders of Allowed Non-Arnos Bondholder Claims in accordance with Article 4.12(b)(ii)(B) of the Plan and (ii) all of the Creditors' Trust Assets shall be transferred by NEG to the Creditors' Trust. The remainder of the Escrowed Funds shall be retained by Arnos.

         7.2 EXCHANGE AGENT. The Exchange Agent shall have the powers, duties and obligations specified in the Plan and in the Exchange Agent Agreement, which will be filed no fewer than fifteen (15) days prior to the Confirmation Hearing. The liability of the Exchange Agent will be limited so that he shall not be liable for his actions in connection with his performance of his obligations under this Plan unless he has been guilty of willful fraud or gross negligence. The Exchange Agent shall not be required to give a bond for the faithful performance of his duties hereunder.

         7.3 CREDITORS' TRUST. In the event that Class 10 does not accept the Plan and the Bankruptcy Court confirms the Plan in accordance with Article 4.12(b)(ii)(B) hereof, the Creditors' Trust shall be established as of the Effective Date by execution of the Creditors' Trust Agreement and the transfer of the Creditors' Trust Assets to the Creditors' Trustee pursuant to the terms and conditions thereof.

         7.4 REVESTING OF ASSETS. Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date, all property of the Debtors' Estates, wherever situated, shall vest in, or remain the property of, the Reorganized Debtor free and clear of all Claims. All causes of action of the Debtors' Estates, including all Avoidance Actions, shall be preserved and vest in the Reorganized Debtor; provided, however, that if Class 10 does not accept the Plan and the Bankruptcy Court confirms the Plan in accordance with Article 4.12(b)(ii)(B) hereof, all of the Transferred Causes of Action shall be transferred to the Creditors' Trust.

         7.5 DISCHARGE OF DEBTORS. Except as otherwise provided in the Plan, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their. assets or


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE properties; and except as otherwise provided herein, upon the Effective Date, the Debtors and their successors in interest shall be deemed discharged and released pursuant to section 1141(d)(l)(A) of the Bankruptcy Code from any and all Claims treated in the Plan, as well as all other Claims, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code; (c) the holder of a Claim based upon such debt has accepted this Plan; or (d) the Claim has been Allowed, disallowed, or estimated pursuant to section 502(c) of the Bankruptcy Code. Except as otherwise provided in the Plan, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors and their successors in interest other than those obligations specifically set forth pursuant to this Plan.

         7.6 INJUNCTION. Except as otherwise provided in the Plan, from and after the Confirmation Date, all holders of Claims against and Equity Interests in the Debtors are permanently restrained and enjoined (a) from commencing or continuing in any manner, any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Debtors, their Assets, or the Reorganized Debtor or against their financial advisors or attorneys; (b) from enforcing, attaching, collecting, or recovering by any manner or means, any judgment, award, decree, or order against the Reorganized Debtor, its Assets, the Debtors, the Committee or against their financial advisors or attorneys; (c) from creating, perfecting, or enforcing any encumbrance of any kind against the Reorganized Debtor, its Assets, the Debtors or the Committee or against their financial advisors or attorneys; (d) from asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Debtors; and (e) from performing any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; provided, however, that each holder of a Contested Claim may continue to prosecute its proof of Claim in the Bankruptcy Court and all holders of Claims and Equity Interests shall be entitled to enforce their rights under the Plan and any agreements executed or delivered pursuant to or in connection with the Plan.

         7.7 REVOCATION OF PLAN. The Debtors reserve the right to revoke and withdraw this Plan before the entry of the Confirmation Order. If the Debtors revoke or withdraw this Plan, or if confirmation of this Plan does not occur, then, with respect to the Debtors, this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors, as the case may be, or any other Person or to prejudice in any manner the rights of such Debtors or Debtor, as the case may be, or person in any further proceedings involving such Debtors.

         7.8 REORGANIZED DEBTOR'S BOARD OF DIRECTORS. The initial board of directors of the Reorganized Debtor shall consist of the following persons: Bob
G. Alexander (Chairman), Jim L. David, Russell L. Glass, Martin Hirsch, Robert
H. Kite, Robert J. Mitchell, and Jack G. Wasserman.

         7.9 REORGANIZED DEBTOR'S EXECUTIVE OFFICERS. The initial executive officers of the Reorganized Debtor shall include the following persons: Bob G. Alexander (President and Chief Executive Officer), Jim L. David (Assistant to the President), Philip D. Devlin (Vice President,


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

General Counsel and Secretary), R. Kent Lueders (Vice President, Corporate Development), and Melissa H. Rutledge (Vice President, Controller and Chief Accounting Officer). Such executive officers shall be compensated at their current compensation levels or such other levels as may be determined by the Board of Directors of the Reorganized Debtor.

         7.10 CHARTER AND BYLAWS. The charter and bylaws of the Reorganized Debtor shall be created or amended as of the Effective Date as necessary (a) to satisfy the provisions of this Plan; (b) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code; and
(c) to prohibit the transfer of any Equity Interest in the Reorganized Debtor to or by any Person who is, was or would become as a result of such transfer, a "5% shareholder" within the meaning of 26 U.S.C. Section 382.

         7.11 AMENDMENT TO INDENTURE FOR BONDS. The Indenture for the Bonds shall be amended substantially in the manner reflected in the Amended Indenture attached as Exhibit "1" to this Plan.

         7.12 BONDS NOT DISCHARGED. Pursuant to the Plan, Amos shall acquire all of the Bonds. Following Confirmation of the Plan, the Bonds shall remain outstanding and shall be paid either under the terms of the Amended Indenture attached hereto as Exhibit "1" or on such other terms as are agreed between the Reorganized Debtor and Amos.

         7.13 PURCHASE OF ADDITIONAL COMMON AND/OR PREFERRED STOCK. On the Effective Date, Amos or an affiliate of Amos shall pay at least $2.0 million to the Reorganized Debtor to purchase from the Reorganized Debtor additionally issued shares of the Reorganized Debtor's common stock and/or preferred stock such that Amos or its affiliate will own up to 49.9% of the value of all issued and outstanding common stock and preferred stock of the Reorganized Debtor.

                                    ARTICLE 8

                        PROVISIONS GOVERNING DISTRIBUTION

         8.1 DISTRIBUTIONS. Any payments or distributions to be made by the Reorganized Debtor pursuant to the Plan shall be made on or before the Initial Distribution Date except as otherwise provided for in the Plan, or as may be ordered by the Bankruptcy Court. Any payment or distribution by the Reorganized Debtor pursuant to this Plan, to the extent delivered by the United States Mail, shall be deemed made when deposited by the Reorganized Debtor into the United States Mail. Any payments or distributions to be made by the Creditors' Trustee shall be made in accordance with the Creditors' Trust Agreement.

         8.2 MEANS OF CASH PAYMENT. Payments of Cash to be made by the Reorganized Debtor or the Exchange Agent pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

         8.3 DELIVERY OF DISTRIBUTIONS. Distributions and deliveries by the Reorganized Debtor to holders of Allowed Claims shall be made at the addresses set forth on the proofs of Claim or


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE proofs of interest filed by such holders (or at the last known addresses of such holders if no proof of Claim or proof of interest is filed; or if the Debtors have been notified of a change of address, at the address set forth in such notice). If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Reorganized Debtor is notified of such holder's then current address, at which time all unpaid distributions shall be made to such holder.

         8.4 DEADLINE FOR CLAIMS FOR UNDELIVERABLE DISTRIBUTIONS. All claims for undeliverable distributions shall be made on or before the second (2nd) anniversary of the Initial Distribution Date. After such date, all Unclaimed Property shall revert to the Reorganized Debtor, and the Claim of any holder with respect to such property shall be discharged and forever barred.

         8.5 TIME BAR TO CASH PAYMENTS. Checks issued by the Reorganized Debtor in respect of Allowed Claims shall be null and void if not cashed within ninety
(90) days after the date of delivery thereof. Requests for re-issuance of any check shall be made directly to the Reorganized Debtor by the holder of the Allowed Claim to whom such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of the first anniversary of the Initial Distribution Date or ninety (90) days after the date of delivery of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred.

         8.6 NO INTEREST UNLESS OTHERWISE PROVIDED. No interest shall be paid on any Claim unless, and only to the extent that, the Plan specifically provides otherwise.

         8.7 PREPAYMENT. The Debtors expressly reserve the right, in their sole discretion, to prepay, in whole or in part, any obligation created pursuant to the Plan, and no interest shall accrue with respect to the prepaid portion of such obligation from and after the date of such prepayment.

         8.8 TIMING OF DISTRIBUTIONS. Any payment or distribution required to be made hereunder on a day other than a Business Day shall be due and payable on the next succeeding Business Day.

         8.9 NO DE MINIMIS DISTRIBUTIONS. Notwithstanding any other provision of the Plan to the contrary, no distribution of less than $25 shall be made to any holder of an Allowed Claim. Such undistributed amount will be retained by the Reorganized Debtor.

                                    ARTICLE 9

                      PROCEDURES FOR RESOLVING AND TREATING
                         CONTESTED AND CONTINGENT CLAIMS

         9.1 OBJECTION DEADLINE. Unless a different date is set by order of the Bankruptcy Court, all objections to Claims shall be served and filed no later than 90 days after the Confirmation Date or 90 days after a particular proof of Claim is filed, whichever is later. Any proof of claim filed more than 30 days after the Confirmation Date shall be of no force and effect, shall be deemed disallowed, and will not require objection. All Contested Claims shall be litigated to Final Order;


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE provided, however, that the Debtors or the Reorganized Debtor may compromise and settle any Contested Claim, subject to the approval of the Bankruptcy Court.

         9.2 RESPONSIBILITY FOR OBJECTING TO CLAIMS. The Reorganized Debtor shall have the responsibility for objecting to the allowance of Claims following the Effective Date.

         9.3 NO DISTRIBUTION PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Contested Claim unless and until such Contested Claim becomes an Allowed Claim.

         9.4 DISTRIBUTION AFTER ALLOWANCE. Distributions to each holder of a Contested Claim, to the extent that such Claim becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the Class of Claims to which such Claim belongs, and such holders shall receive all distributions to which such holders would have been entitled had such Claim been an Allowed Claim on the Effective Date.

                                   ARTICLE 10

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         10.1 GENERAL TREATMENT; ASSUMED IF NOT REJECTED. The Plan constitutes and incorporates a motion by the Debtors to assume, as of the Effective Date, all prepetition executory contracts and unexpired leases to which the Debtors are a party, except for executory contracts or unexpired leases that (a) have been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) are the subject of a separate motion pursuant to section 365 of the Bankruptcy Code to be filed and served by the Debtors on or before the Confirmation Date, or (c) are designated on Exhibit "2" of the Plan as executory contracts and unexpired leases which the Debtors intend to reject.

         10.2 CURE PAYMENTS AND RELEASE OF LIABILITY. All cure payments which may be required by section 365(b)(l) of the Bankruptcy Code under any executory contract or unexpired lease that is assumed, or assumed and assigned, under this Plan shall be made on or before the Initial Distribution Date; provided, however, that in the event of a dispute regarding the amount of any cure payments, the cure of any other defaults, the ability of any party to provide adequate assurance of future performance, or any other matter pertaining to assumption or assignment, the Reorganized Debtor shall make such cure payments and cure such other defaults and provide adequate assurance of future performance, all as may be required by section 365(b)(l), of the Bankruptcy Code only following the entry of a Final Order resolving such dispute. To the extent that a party to an assumed executory contract or unexpired lease has not filed an appropriate pleading with the Bankruptcy Court on or before the thirtieth
(30th) day after the Effective Date disputing the amount of any cure payments offered to it, disputing the cure of any other defaults, disputing the promptness of the cure payments, or disputing the provisions of adequate assurance of future performance, then such party shall be deemed to have waived its right to dispute such matters.

         10.3 BAR TO REJECTION DAMAGES. If the rejection of an executory contract or an unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, a Claim


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE for such damages shall be forever barred and shall not be enforceable against the Debtors or their respective properties or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Reorganized Debtor by the earlier of (a) 30 days after the Confirmation Date or
(b) such other deadline as the Bankruptcy Court may set for asserting a Claim for such damages.

         10.4 REJECTION CLAIMS. Any Claim arising from the rejection of an unexpired lease or executory contract and not barred by section 10.3 of the Plan shall be treated as a Trade Claim pursuant to the Plan; provided, however, that any Claim based upon the rejection of an unexpired lease of real property shall be limited in accordance with section 502(b)(6) of the Bankruptcy Code and state law mitigation requirements. Nothing contained herein shall be deemed an admission by the Debtors that such rejection gives rise to or results in a Claim or shall be deemed a waiver by the Debtors of any objections to such Claim if asserted.

                                   ARTICLE 11

                  CONDITIONS PRECEDENT TO EFFECTIVENESS OF PLAN

         11.1 CONDITIONS TO EFFECTIVENESS OF PLAN. The Effective Date of the Plan shall not occur unless and until the following conditions shall have been satisfied or waived in writing by the Debtors and Amos, as determined in their sole discretion:

                  (a) The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably acceptable to the Debtors and Amos;

                  (b) all actions, documents, and agreements necessary to implement the Plan shall have been effected or executed;

                  (c) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan; and

                  (d) the Confirmation Order shall have become a Final Order.


                                   ARTICLE 12

                            CONSUMMATION OF THE PLAN

         12.1 RETENTION OF JURISDICTION. Pursuant to sections 1334 and 157 of title 28 of the United States Code, the Bankruptcy Court shall retain nonexclusive jurisdiction of all matters arising in, arising under, and related to the Chapter 11 Cases and the Plan, for the purposes of sections 105(a) and 1142 of the Bankruptcy Code, and for, among other things, the following purposes:



DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                  (a) To hear and to determine any and all objections to or applications concerning the allowance of Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, or Equity Interest;

                  (b) To hear and determine any and all applications for payment of fees and expenses from the Debtors' estates made by attorneys or any other Professional pursuant to sections 330 or 503 of the Bankruptcy Code, or for payment of any other fees or expenses authorized to be paid or reimbursed from the Debtors' estates under the Bankruptcy Code, and any and all objections thereto;

                  (c) To hear and determine pending applications for the rejection, assumption, or assumption and assignment of unexpired leases and executory contracts and the allowance of Claims resulting therefrom, and to determine the rights of any party in respect of the assumption or rejection of any executory contract or lease;

                  (d) To hear and determine any and all adversary proceedings, applications, or contested matters, including any remands from any appeals;

                  (e) To hear and to determine all controversies, disputes, and suits that may arise in connection with the execution, interpretation, implementation, consummation, or enforcement of the Plan or in connection with the enforcement of any remedies made available under the Plan;

                  (f) To liquidate any disputed, contingent, or unliquidated Claims;

                  (g) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

                  (h) To enter and to implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

                  (i) To enable the Reorganized Debtor to prosecute any and all proceedings which may be brought to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws, including causes of action, controversies, disputes and conflicts between the Debtors and any other party, including but not limited to, any causes of action or objections to Claims, preferences or fraudulent transfers and obligations or equitable subordination;

                  (j) To consider any modification of the Plan pursuant to
section 1127 of the Bankruptcy Code, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  (k) To enter and to implement such orders as may be necessary or appropriate to execute, interpret, implement, consummate, or to enforce the terms and conditions of the Plan and the transactions contemplated thereunder;


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                  (l) To hear and to determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to the Plan; and

                  (m) To enter a final decree closing the Chapter 11 Cases.

         12.2 ABSTENTION AND OTHER COURTS. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of or relating to these Chapter 11 Cases, this section of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

         12.3 NONMATERIAL MODIFICATIONS. The Debtors may, with the approval of the Bankruptcy Court and without notice to all holders of Claims and Equity Interests, correct any nonmaterial defect, omission, or inconsistency in the Plan in such manner and to such extent as may be necessary or desirable. The Debtors may undertake such nonmaterial modification pursuant to this section insofar as it does not adversely change the treatment of the Claim of any Creditor or the interest of any Equity Interest holder who has not accepted in writing the modification.

         12.4 MATERIAL MODIFICATIONS. Modifications of this Plan may be proposed in writing by the Debtors at any time before confirmation, provided that this Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. This Plan may be modified at any time after confirmation and before the Initial Distribution Date, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modification.

                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS

         13.1 LIMITATION ON AVOIDANCE ACTIONS. Any monetary recovery in an Avoidance Action shall be limited to twenty-five percent (25%) of the amount to which the holder of such Avoidance Action would be entitled absent this provision. No Claims arising under section 502(h) of the Bankruptcy Code shall be allowed.

         13.2 SETOFFS. The Debtors or Reorganized Debtor may, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder.

         13.3 COMPLIANCE WITH ALL APPLICABLE LAWS. If notified by any governmental authority


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE that they are in violation of any applicable law, rule, regulation, or order of such governmental authority relating to their businesses, the Debtors and Reorganized Debtor shall comply with such law, rule, regulation, or order; provided that nothing contained herein shall require such compliance if the legality or applicability of any such requirement is being contested in good faith in appropriate proceedings and, if appropriate, an adequate reserve has been set aside on the books of the Debtors or Reorganized Debtor.

         13.4 LIMITATION OF LIABILITY. Neither the Debtors, the Reorganized Debtors, Amos or its affiliates, the Committee, nor any of their respective members, officers, directors, employees, advisors or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence. In all respects, the Debtors, the Reorganized Debtors, Amos and its affiliates, the Committee, and each of their respective members, officers, directors, employees, advisors, and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         13.5 BINDING EFFECT. The Plan shall be binding upon, and shall inure to the benefit of, the Debtor, the holders of the Claims, the holders of Equity Interests, and their respective successors and assigns.

         13.6 GOVERNING LAW. Unless a rule of law or procedure supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) is applicable, or a specific choice of law provision is provided, the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, without regard to conflicts of law.

         13.7 FILING OF ADDITIONAL DOCUMENTS. The Debtors shall file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

         13.8 DISSOLUTION OF COMMITTEE: The Committee shall dissolve and cease to exist as of the Effective Date.

         13.9 EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities as contemplated under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

         13.10 RETIREE BENEFITS. On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtor shall continue to pay any retiree benefits (within


DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, or the duration of the period for which the Reorganized Debtor is obligated to provide such benefits.

         13.11 SECTION 1125(e) OF THE BANKRUPTCY CODE. As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

         13.12 NOTICES. To be effective, all notices, requests, and demands to or upon the Debtors, the Reorganized Debtor, Amos, or the Committee shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, with a copy by mail, addressed as follows:



                   Remainder of Page Left Intentionally Blank







DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

If to the Debtors or the Reorganized Debtor:      If to Arnos:

National Energy Group, Inc.                       Mr. Robert J. Mitchell
Attn:  Philip D. Devlin, General Counsel          767 Fifth Avenue, 47th Floor
4925 Greenville Avenue                            New York, New York 10153
Dallas, Texas 75206                               Telephone: (212) 702-4302
Telephone: (214) 692-9211                         Facsimile: (212) 750-5815
Facsimile: (214) 692-5055



with a copy to:                                   with copies to:

Patrick J. Neligan, Jr., Esq.                     Alan Forman, Esq.
Neligan, Andrews, Bryson & Foley LLP              Berlack, Israels & Libermann, L.L.P.
1717 Main Street, Suite 4050                      120 West 45th Street
Dallas, Texas 75201                               New York, New York 10036
Telephone: (214) 653-4333                         Telephone: (212) 704-0100
Facsimile: (214) 745-2533                         Facsimile: (212) 704-0196


                                                  and


                                                  Robin E. Phelan, Esq.
                                                  Haynes and Boone, LLP
                                                  901 Main Street, Suite 3100
                                                  Dallas, Texas 75202
                                                  Telephone: (214) 651-5000
                                                  Facsimile: (214) 651-5940

If to the Committee:

Hugh M. Ray, Esq.
Andrews & Kurth L.L.P.
1717 Main Street, Suite 3700
Dallas, Texas 75201
Telephone: (214) 659-4400
Facsimile: (214) 659-4401




DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dated: March 14, 2000                   NATIONAL ENERGY GROUP, INC.
       Dallas, Texas



                                        By:   /s/ BOB G. ALEXANDER
                                             -----------------------------
                                        Name: Bob G. Alexander
                                             -----------------------------
                                        Its:  President
                                             -----------------------------

                                   BOOMER MARKETING CORPORATION



                                        By:   /s/ BOB G. ALEXANDER
                                             -----------------------------
                                        Name: Bob G. Alexander
                                             -----------------------------
                                        Its:  President
                                             -----------------------------





DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                    EXHIBIT 1


                                AMENDED INDENTURE



                       TO BE SUPPLIED ON OR BEFORE HEARING
                  TO CONSIDER ADEQUACY OF DISCLOSURE STATEMENT







DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                    EXHIBIT 2



              LIST OF EXECUTORY CONTRACTS AND LEASES TO BE REJECTED






                       TO BE SUPPLIED ON OR BEFORE HEARING
                  TO CONSIDER ADEQUACY OF DISCLOSURE STATEMENT







DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                    EXHIBIT B

                                    FORM 10-K


                   [TO BE PROVIDED WHEN FILED WITH SECURITIES
                            AND EXCHANGE COMMISSION.
                         ESTIMATED DATE: MARCH 31, 2000]